Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Form S-8 [File No. 333-188985]; [File No. 333-201252]; [File No. 333-214150]; and [File No. 333-264382] of our report dated May 27, 2025 relating to the financial statements of Xcel Brands, Inc. and Subsidiaries appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Marcum LLP

New York, New York

May 27, 2025